EXHIBIT 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “unaudited pro forma statements”) combines the historical financial statements of C&J Energy Services, Inc. (“C&J”) and C&J Energy Services Ltd. (formerly known as Nabors Red Lion Limited, “Red Lion”) after giving effect to (i) the separation by Nabors Industries Ltd. (“NIL”) of specified assets and liabilities related to the completion and production services business in the United States and Canada (the “C&P Business”) of NIL and its subsidiaries (collectively, “Nabors”) from the assets and liabilities related to the remaining businesses of Nabors (the “Separation”) and certain transactions between Nabors and Red Lion related to the merger of C&J with and into a subsidiary of Red Lion (the “Merger”); (ii) the payment of approximately $688.1 million to Nabors in connection with the repayment of certain indebtedness incurred by Red Lion in connection with the Separation and the payment of approximately $5.5 million to reimburse Nabors for operating assets acquired prior to the Merger; and (iii) the Merger using the acquisition method of accounting for a reverse acquisition and incorporating preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes to the unaudited pro forma statements.

The unaudited pro forma condensed combined balance sheet is presented as if the Merger had occurred on December 31, 2014, and the unaudited pro forma condensed combined statement of operations is presented as if the Merger had occurred on January 1, 2014.

The unaudited pro forma statements were prepared using: (i) C&J’s consolidated financial statements for the year ended December 31, 2014, which are attached as an exhibit to this current report on Form 8-K/A and (ii) the historical consolidated financial statements of Red Lion for the year ended December 31, 2014, which are incorporated by reference in this current report on Form 8-K/A.

C&J, NIL and Red Lion have determined that C&J will be the accounting acquirer in the Merger due to C&J possessing the controlling financial interest based on, among other factors, the presence of a majority of legacy C&J directors on the Red Lion board of directors following the closing of the Merger and through the composition of the Red Lion senior management consisting almost entirely of the executive officers of C&J following the closing of the Merger. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation has been based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to the C&P Business. In arriving at the estimated fair market values, C&J and NIL have considered the appraisal of an independent appraisal firm which was based on a preliminary and limited review of the assets related to the C&P Business. Following the effective date of the Merger, C&J completed a preliminary purchase price allocation after considering the appraisal of the C&P Business assets. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Amounts in the “Pre-Merger Adjustment” column reflect the removal of certain C&P Business assets and liabilities which are to be retained by Nabors at closing of the Merger, including (i) cash, (ii) debt and (iii) receivable and payable balances due from/to other NIL subsidiaries and affiliates. Certain expenses reflected in the “Red Lion Consolidated” column are an allocation of corporate expenses from other Nabors’ affiliates. These expenses include, but are not limited to, centralized Nabors’ support functions such as legal, accounting, tax, treasury, internal audit, information technology and human resources, as well as interest expense. The actual costs that may have been incurred if it had operated as a standalone company would be dependent on a number of factors including the chosen organizational structure and strategic decisions made as to information technology and infrastructure requirements. As such, these amounts do not necessarily reflect the financial position and results of operations that would have resulted if it had operated as a standalone company during the periods presented.

C&J has developed a plan to integrate the operations of C&J and the C&P Business after the Merger. In connection with that plan, management anticipates that certain non-recurring charges, such as operational relocation expenses, employee severance costs, asset impairments, product rebranding and consulting expenses, will be incurred in connection with this integration. Management cannot identify the timing, nature and amount of such charges as of the date of this current report on Form 8-K/A. However, any such charge could affect the future results of the combined company in the period in which such charges are incurred. The unaudited pro forma statements do not include the effects of the costs associated with any restructuring or other integration activities resulting from the Merger. The unaudited pro forma statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the Merger.

The unaudited pro forma statements should be read in conjunction with (i) the separate historical financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations of C&J and (ii) the historical consolidated financial statements of Red Lion for the year ended December 31, 2014, which are attached as exhibits to this current report on Form 8-K/A.

The unaudited pro forma statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2014

(in thousands)

	Historical		Pro Forma
	C&J	Red Lion Consolidated	Pre-Merger Adjustments (a)	Red Lion Adjusted	Pro Forma Adjustments		C&J Combined
Current assets:
Cash and cash equivalents	$10,017	$28,401	$(28,401)	$—	$8,323	(c)	$18,340
Accounts receivable, net	290,767	454,822	—	454,822	—		745,589
Inventory, net	122,172	47,588	—	47,588	—		169,760
Prepaid and other current assets	29,525	13,823	—	13,823	—		43,348
Deferred tax assets	8,106	5,222	—	5,222	—		13,328

Total current assets	460,587	549,856	(28,401)	521,455	8,323		990,365
Property, plant and equipment, net	783,302	1,265,774	—	1,265,774	(241,152)	(d)	1,807,924
Other assets:
Goodwill	219,953	92,112	—	92,112	216,677	(b)	528,742
Intangible assets, net	129,468	—	—	—	28,300	(e)	157,768
Investment in unconsolidated affiliates	—	10,180	—	10,180	—		10,180
Deposits on equipment under construction	7,117	—	—	—	—		7,117
Deferred financing costs, net	3,786	—	—	—	49,086	(f)	52,872
Other noncurrent assets	8,533	13,305	—	13,305	—		21,838

Total assets	$1,612,746	$1,931,227	$(28,401)	$1,902,826	$61,234		$3,576,806

Current liabilities:
Accounts payable	$229,191	$209,094	$—	$209,094	$—		$438,285
Accrued expenses	46,841	46,501	(2,326)	44,175	—		91,016
Income taxes payable	—	2,661	—	2,661	—		2,661
Current portion of long-term debt	3,873	—	—	—	10,560	(h)	14,433
Affiliate payable	—	1,033,626	(340,056)	693,570	(693,570)	(c)	—
Other current liabilities	4,926	—	—	—	—		4,926

Total current liabilities	284,831	1,291,882	(342,382)	949,500	(683,010)		551,321
Long-term liabilities:
Deferred tax liabilities	193,340	323,003	—	323,003	(80,617)	(g)	435,726
Long-term debt and capital lease obligations	349,875	—	—	—	765,840	(h)	1,115,715
Other long-term liabilities	2,803	—	—	—	—		2,803

Total liabilities	830,849	1,614,885	(342,382)	1,272,503	2,213		2,105,565
Stockholders’ equity:
Common stock	553	12	—	12	615	(i)	1,180
Additional paid-in capital	271,104	665,580	313,981	979,561	(265,423)	(i)	985,242
Accumulated other comprehensive income	—	8,064	—	8,064	(8,064)	(i)	—
Retained earnings	510,240	(357,459)	—	(357,459)	332,038	(i)	484,819

Total stockholders’ equity	781,897	316,197	313,981	630,178	59,166		1,471,241
Noncontrolling interest	—	145	—	145	(145)	(i)	—

Total equity	781,897	316,342	313,981	630,323	59,021	(i)	1,471,241

Total liabilities and stockholders’ equity	$1,612,746	$1,931,227	$(28,401)	$1,902,826	$61,234		$3,576,806

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(in thousands, except per share data)

	Historical
	C&J	Red Lion Consolidated	Adjustments		Pro Forma C&J Combined
Revenues and other income	$1,607,944	$2,253,468	$—		$3,861,412
Costs and expenses:
Direct costs	1,162,708	1,824,269	—		2,986,977
Selling, general and administrative expenses	199,037	159,722	(19,859)	(l)	338,900
Research and development	14,327	—	—		14,327
Depreciation and amortization	108,145	223,726	(38,382)	(j)	293,489
(Gain) loss on disposal of assets	(17)	2,387	—		2,370
Impairments and other charges	—	363,578	—		363,578
Interest expense, net	9,840	1,090	85,036	(k)	95,966
Other expense (income), net	(598)	—	—		(598)

Income (loss) before income taxes	114,502	(321,304)	(26,795)		(233,597)
Income tax expense (benefit)	45,679	12,899	(9,905)	(m)	48,673
Less: Subsidiary preferred stock dividend	—	5,084	(5,084)	(n)	—

Income (loss) from continuing operations, net of tax	68,823	(339,287)	(11,806)		(282,270)
Income (loss) from discontinued operations, net of tax	—	224,350	(224,350)		—

Net income (loss) available to shareholders	68,823	(114,937)	(236,156)		(282,270)
Net (income) loss attributable to noncontrolling interest	—	(241)	241	(n)	—

Net income (loss) attributable to shareholders	$68,823	$(115,178)	$(235,915)		$(282,270)

Basic income per common share	$1.28				$(2.43)

Diluted income per common share	$1.22				$(2.43)

Weighted average common shares outstanding:
Basic	53,838		62,542	(o)	116,380

Diluted	56,513		59,867	(p)	116,380

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1.	Description of the Merger

C&J and NIL agreed to combine C&J and the C&P Business pursuant to the terms of an Agreement and Plan of Merger, dated as of June 25, 2015, by and among NIL, C&J, Red Lion, Nabors CJ Merger Co. (“Merger Sub”) and CJ Holding Co. (as amended, the “Merger Agreement”). In connection with the Separation and the Merger (collectively, the “Transactions”), NIL and Red Lion entered into a Separation Agreement, dated as of June 25, 2014 (the “Separation Agreement”), pursuant to which, during the fourth quarter of 2014, NIL separated the C&P Business from Nabors’ other businesses, all of which were indirectly held by Red Lion prior to the Separation. NIL caused Red Lion and its subsidiaries to retain the C&P Business, while the remaining businesses of Nabors were transferred from Red Lion and its subsidiaries to other NIL subsidiaries. Following the Separation, on March 24, 2015, NIL, Red Lion and C&J consummated the Merger upon the terms and subject to the conditions of the Merger Agreement. Red Lion’s direct wholly-owned subsidiary, Merger Sub, merged with and into C&J and C&J survived the Merger as a direct wholly-owned subsidiary of Red Lion.

In the Merger, each share of C&J common stock (other than shares owned by C&J or Merger Sub) was converted into the right to receive one Red Lion common share. As a result of and immediately following these transactions, former C&J stockholders own approximately 47% of the issued and outstanding Red Lion common shares and approximately 53% of the issued and outstanding Red Lion common shares are held by Nabors. Additionally, subsidiaries of Red Lion issued intercompany notes with an aggregate face amount of approximately $938 million (the “Intercompany Notes”) to subsidiaries of NIL in connection with the Separation. Prior to the effective time of the Separation, NIL contributed or caused to be contributed, or repaid or caused to be repaid, to Red Lion a portion of the Intercompany Notes, such that the remaining balance owed under the Intercompany Notes following such contribution or repayment was approximately $688.1 million. Following such contribution or repayment, Red Lion contributed, or caused to be contributed, each Intercompany Note contributed to Red Lion to the obligor of such Intercompany Note. The repayment of the remaining outstanding portion of the Intercompany Notes in connection with the closing of the Merger resulted in a cash payment from Red Lion to Nabors of approximately $688.1 million. After the Transactions, Red Lion became a publicly traded company that operates the combined businesses of C&J and the C&P Business. Red Lion’s name was changed to C&J Energy Services Ltd. and Red Lion common shares are now traded on the NYSE under the ticker symbol “CJES.”

Note 2.	Calculation of Purchase Price of the C&P Business

The following is a preliminary estimate of the purchase price for the C&P Business (in thousands):

Assumption of the Intercompany Notes	$688,070
Reimburse Nabors for operating assets acquired pre-Merger	5,500
Stock Consideration:
62,542,404 Red Lion common shares issued to Nabors and valued based on the number of C&J shares required to be issued to produce the same 53%/47% ownership ratio (62,542,404 C&J shares given a 1 for 1 exchange ratio) and using a closing market price per share of C&J on March 23, 2015 of $11.38 per share	711,733
Estimated portion of Red Lion replacement restricted stock awards attributable to pre-merger service for 136,496 shares of Nabors restricted stock	1,798
Estimated portion of Red Lion replacement stock option awards attributable to pre-merger service for 224,512 Nabors stock options	1,234

Total estimated purchase price	$1,408,335

The following is a preliminary estimate of the purchase price allocation (in thousands):

Preliminary estimated allocation of purchase price:
Current assets	$521,455
Property, plant and equipment	1,024,622
Goodwill	308,789
Intangible assets (identifiable)	28,300
Other long-term assets	23,485
Current liabilities	(255,930)
Deferred income taxes	(242,386)

Total estimated purchase price	$1,408,335

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of the C&P Business as of the March 24, 2015 closing date. The preliminary assessment of fair value resulted in approximately $28 million of identifiable intangible assets, which are expected to have useful lives ranging from 5 to 15 years, and $309 million of goodwill, which will be subject to periodic impairment testing in accordance with GAAP.

C&J has engaged an independent appraisal firm to assist in finalizing the allocation of the C&P Business purchase price. The preliminary assessment of the fair values of tangible and intangible assets used in these pro forma statements was based on appropriate and generally accepted valuation techniques. These and other preliminary estimates may materially differ from the estimates presented herein as additional information becomes available and is assessed by C&J and its independent appraisal firm.

Note 3.	Pro Forma Assumptions and Adjustments

The following assumptions and adjustments apply to the pro forma statements:

(a) To reflect the removal of C&P Business assets and liabilities that were retained by Nabors at the closing of the Merger, including (i) cash, (ii) debt and (iii) receivable and payable balances due from/to other Nabors subsidiaries and affiliates.

(b) To reflect the adjustment to goodwill for the acquisition of the C&P Business based upon the preliminary purchase price allocation as follows:

Total estimated consideration	$1,408,335
Less:
Book value of the C&P Business net assets	630,323
Assumption of the Intercompany Notes	688,070
Adjustment to reimburse Nabors for operating assets acquired prior to the Merger	5,500
Adjustments to historical net book value:
Adjust property, plant and equipment to fair value (see note (d))	(241,152)
Adjust intangible and other long-term assets to fair value (see note (e))	28,300
Adjust deferred tax liabilities as a result of fair value adjustments (see note (g))	80,617

Pro forma adjustment to goodwill	$216,677

(c) To reflect the adjustment to cash for the assumption and repayment of approximately $688.1 million of the Intercompany Notes in connection with the acquisition of the C&P Business, the reimbursement to Nabors for operating assets acquired in the pre-Merger period, the retirement of C&J outstanding debt, the payment of estimated acquisition-related costs, and the debt issuance costs related to the financing arrangements as follows:

Note Repayment (see note (2))	$(688,070)
Reimburse Nabors for operating assets acquired pre-Merger	(5,500)
Estimated debt issuance costs related to financing arrangements	(49,231)
Estimated acquisition-related transaction costs	(25,276)
Retirement of C&J debt (see note (h))	(315,000)
Proceeds from financing arrangements (see note (h))	1,091,400

Pro forma adjustment to cash	$8,323

(d) To reflect a $241 million decrease in the C&P Business property, plant and equipment acquired to adjust it to its preliminary estimated fair value of $1 billion. Final purchase price allocations may materially differ from the preliminary estimates presented herein.

(e) To reflect a $28 million increase in identified intangible assets of the C&P Business to adjust it to its preliminary estimated fair value of $28 million. The preliminary estimate includes developed technology, trade name and non-compete covenants which are expected to have useful lives ranging from 5 to 15 years. Final purchase price adjustments may materially differ from the preliminary estimates presented herein.

(f) To reflect a $49 million increase in deferred financing costs related to the financing arrangements.

(g) To reflect the deferred tax liabilities associated with non-deductible fair value adjustments to the C&P Business property, plant and equipment and intangible assets calculated as follows:

Non-deductible fair value adjustments:
C&P Business property, plant and equipment estimated fair value adjustment (see note (d))	$(241,152)
C&P Business identifiable intangible assets estimated fair value adjustment (see note (e))	28,300

Total non-deductible adjustments	(212,852)
Estimated deferred tax rate(1)	37.9%

Pro forma adjustment to deferred income taxes	$(80,617)

(1)	Tax rate was based on an estimate of the blended effective tax rate of the C&P Business.

Final adjustments to deferred taxes will be based on final purchase price adjustments from an independent appraisal firm and other determined temporary differences between book and tax basis.

(h) To reflect the proceeds from the financing arrangements and the retirement of C&J debt:

Pro forma adjustment to current portion of long-term debt	$10,560

Debt financing arrangements:
Proceeds from term loan borrowings, net of debt discounts of $58,600	$1,001,400
Proceeds from revolver credit facility	90,000

Proceeds from debt financing arrangements	1,091,400
Current portion of senior secured term debt	(10,560)
Retirement of C&J debt	(315,000)

Pro forma adjustment to debt—long-term debt	$765,840

(i) To reflect the fair value of stock consideration from the issuance of Red Lion common shares to Nabors, the capital structure of Red Lion as the legal acquirer in a reverse acquisition, the elimination of the C&P Business historical stockholder’s equity and noncontrolling interest, and the estimated acquisition-related costs:

Total stock consideration (see note (2))	$714,765
Eliminate C&P Business historical stockholder’s equity and noncontrolling interest and reflect Red Lion capital structure	(630,323)
Write off deferred financing costs related to retirement of C&J debt	(145)
Estimated acquisition-related transaction costs	(25,276)

Pro forma adjustment to equity	$59,021

(j) To reflect depreciation and amortization based on the estimated fair value of the C&P Business assets acquired, partially offset by the elimination of C&P Business depreciation and amortization based on original historical cost:

Year Ended December 31, 2014
Depreciation expense related to the fair value of C&P Business property, plant and equipment acquired with an estimated weighted average life of approximately 9 years	$181,387
Amortization expense related to the fair value adjustment of C&P Business intangible assets acquired with useful lives ranging from 5 to 15 years	3,957
Elimination of C&P Business previously recorded depreciation and amortization expense	(223,726)

Pro forma adjustment to depreciation and amortization	$(38,382)

(k) To reflect additional estimated interest expense from pro forma borrowings under the arranged financing and the elimination of C&J interest expense for retirement of C&J debt at the closing of the Merger:

Year Ended December 31, 2014
Interest expense associated with financing arrangements	$94,950
Eliminate interest expense associated with the retirement of C&J debt	(8,969)
Eliminate interest expense associated with Red Lion debt not assumed at closing	(1,090)
Write off deferred financing costs related to retirement of C&J debt	145

Pro forma adjustment to interest expense	$85,036

A 1/8% variance in the variable interest rate would affect interest expense by approximately $1.5 million for the year ended December 31, 2014.

(l) To reflect the elimination of acquisition-related transaction costs included in the historical consolidated statement of operations of C&J for the year ended December 31, 2014.

(m) To reflect income tax benefit related to loss before income taxes generated by the pro forma adjustments based upon an estimate of the effective tax rate of the combined operations.

(n) To reflect the elimination of preferred stock dividends attributable to preferred stockholders of C&P Business and to eliminate earnings attributable to C&P Business noncontrolling interest.

(o) To reflect the Red Lion shares issued to Nabors as stock consideration to effect the Merger.

(p) To reflect the Red Lion shares issued to Nabors to effect the Merger and to adjust for the anti-dilutive impact of reporting a net loss on a pro forma basis.